Exhibit 99.1

Zillow, Trulia receive second request for information from FTC

SEATTLE and SAN FRANCISCO (Sept. 3, 2014) – Zillow, Inc. (NASDAQ: Z) and Trulia, Inc. (NYSE: TRLA) announced today that they each received a Request for Additional Information, or a “second request,” from the United States Federal Trade Commission (FTC) in connection with the FTC’s review of Zillow’s proposed acquisition of Trulia under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the Act). This second request from the FTC is a standard part of the full regulatory process.

The transaction, which was announced July 28, 2014, is subject to approval of both companies’ stockholders and satisfaction of other customary closing conditions, including expiration or termination of the waiting period under the Act. The effect of the second request is to extend the waiting period imposed by the Act until 30 days after Zillow and Trulia have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. The companies are gathering information to respond promptly to the second request and are cooperating with the FTC in connection with its review. Both companies expect the transaction to close in 2015.

About Zillow, Inc.

Zillow, Inc. (NASDAQ:Z) operates the leading real estate and home-related information marketplaces on mobile and the Web, with a complementary portfolio of brands and products that help people find vital information about homes, and connect with the best local professionals. Zillow’s brands serve the full lifecycle of owning and living in a home: buying, selling, renting, financing, remodeling and more. In addition, Zillow offers a suite of tools and services to help local real estate, mortgage, rental and home improvement professionals manage and market their businesses. Welcoming 89 million unique users in July 2014, the Zillow, Inc. portfolio includes Zillow.com®, Zillow Mobile, Zillow Mortgages, Zillow Rentals, Zillow Digs®, Postlets®, Diverse Solutions®, Agentfolio®, Mortech®, HotPads™, StreetEasy® and Retsly™. The company is headquartered in Seattle.

Zillow.com, Zillow, Postlets, Mortech, Diverse Solutions, StreetEasy, Agentfolio and Digs are registered trademarks of Zillow, Inc. HotPads and Retsly are trademarks of Zillow, Inc.

About Trulia, Inc.

Trulia (NYSE: TRLA) gives home buyers, sellers, renters and real estate professionals all the tools and valuable information they need to be successful in the home search process. Through its innovative mobile and web products, Trulia provides engaged home buyers and sellers essential information about the house, the neighborhood and the process while connecting them with the right agents. For agents, Trulia, together with its MarketLeader subsidiary, provides an end-to-end technology platform that enables them to find and serve clients, create lasting relationships and build their business. Founded in 2005, Trulia is headquartered in San Francisco with offices in New York, Denver and Seattle. Trulia and the Trulia marker logo are registered trademarks of Trulia, Inc.

(ZFIN)

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the ability of the parties to consummate the proposed merger, satisfaction of closing conditions precedent to the consummation of the proposed merger, including obtaining necessary regulatory approvals, and the expectation that the transaction will close in 2015. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “estimate,” or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. Factors that may contribute to such differences include, but are not limited to, the risk that expected cost savings or other synergies from the transaction may not be fully realized or may take longer to realize than expected; the risk that the businesses may not be combined successfully or in a timely and cost-efficient manner; the possibility that the transaction will not close, including, but not limited to, due to the failure to obtain shareholder approval or the failure to obtain governmental approval; and the risk that business disruption relating to the merger may be greater than expected. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption “Risk Factors” in Zillow’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, Trulia’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, and in Zillow’s and Trulia’s other filings with the Securities and Exchange Commission. Except as may be required by law, neither Zillow nor Trulia intend, nor undertake any duty, to update this information to reflect future events or circumstances.

Additional Information and Where to Find It

In connection with the proposed transaction, Zillow and Trulia will file a joint proxy statement/prospectus with the Securities and Exchange Commission, and the new holding company will file a Registration Statement on Form S-4 with the Securities and Exchange Commission. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and joint proxy statement/prospectus (when they become available) and other documents filed by Zillow and Trulia at the Securities and Exchange Commission’s web site at www.sec.gov. Copies of the registration statement and joint proxy statement/prospectus (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, from Zillow’s website, www.zillow.com, under the heading “Investors” in the “About” tab or by contacting Zillow Investor Relations at (206) 470-7137. These documents may also be obtained, without charge, from Trulia’s website, www.trulia.com, under the tab “Investor Relations” or by contacting Trulia Investor Relations at (415) 400-7238.

Participants in Solicitation

The respective directors and executive officers of Zillow and Trulia and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Zillow’s directors and executive officers is available in its proxy statement filed with the SEC by Zillow on April 17, 2014, and information regarding Trulia’s directors and executive officers is available in its proxy statement filed with the SEC by Trulia on April 22, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

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ZILLOW CONTACTS:

Katie Curnutte

Media relations

206-757-2785

press@zillow.com

Raymond Jones

Investor relations

206-470-7137

ir@zillow.com

TRULIA CONTACTS:

Matt Flegal

Media relations

415-400-7307

pr@trulia.com

Ian Lee

Investor relations

415-400-7238

ir@trulia.com

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